Exhibit 99.1

Newmont Announces First Quarter 2017 Results

DENVER--(BUSINESS WIRE)--April 24, 2017--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced first quarter 2017 results that demonstrated improved operational and financial performance.

  Net income: Delivered GAAP net income attributable to stockholders from continuing operations of $69 million or $0.13 per diluted share, and adjusted net income1 of $133 million or $0.25 per diluted share
  EBITDA: Generated $566 million in adjusted EBITDA2, up 20 percent from the prior year quarter
  Cash flow: Increased net operating cash flow from continuing operations to $379 million and free cash flow3 to $199 million, up $322 million from the prior year quarter
  Gold Costs applicable to sales (CAS)4: Reported CAS of $687 per ounce, favorable to guidance
  Gold All-in sustaining costs (AISC)5: Reported AISC of $900 per ounce, favorable to guidance
  Attributable gold production: Produced 1.23 million ounces of gold, up nine percent from the prior year quarter, in-line with guidance
  Portfolio improvements: Approved the Subika Underground and Ahafo Mill Expansion projects in Africa; announced agreement to secure rights to develop a prospective new gold district in the Yukon with Goldstrike Resources6; on track for commercial production at the Tanami Expansion Project in Australia mid-2017
  Financial strength: Reduced net debt to $1.7 billion, ending the quarter with $2.9 billion cash on hand and an industry-leading, investment-grade credit profile
  Outlook: The Subika Underground and Ahafo Mill Expansion projects improve volumes beginning in 2018, improve costs beginning in 2020, with additional development capital in 2017-2019

“We generated strong financial results this quarter and approved plans to invest in profitable growth in Ghana and a prospective gold district in the Yukon,” said Gary Goldberg, President and Chief Executive Officer. “We increased free cash flow by more than $320 million and adjusted EBITDA by 20 percent to $566 million compared to the prior year quarter. Our teams in Australia and South America overcame significant weather events safely and efficiently and we remain well on track to meet our 2017 outlook. Permits, funding and resources are in place to build the Subika Underground mine – which will produce 1.8 million ounces of gold over an 11-year mine life, and access ore grades that are three times higher than our surface mines – and the Ahafo Mill Expansion. Our cost and capital discipline, combined with our industry-leading balance sheet, gives us the means to continue self-funding projects, growing margins and improving the quality and life of our Reserves, with a goal to deliver sustainable value for our shareholders.”

________________________________

1 Non-GAAP measure. See end of release for reconciliation to Net income (loss) attributable to Newmont stockholders.
2 Non-GAAP measure. See end of release reconciliation to Net income (loss) attributable to Newmont stockholders.
3 Non-GAAP measure. See end of release for reconciliation to Net cash provided by operating activities.
4 Non-GAAP measure. See end of release for reconciliation to Costs applicable to sales.
5 Non-GAAP measure. See end of release for reconciliation to Costs applicable to sales.
6 On April 24, 2017, Newmont acquired 12,705,715 units (i.e., one common share and one warrant per unit) of Goldstrike Resources Ltd. at a price of C$0.4742 per unit for $4.5 million, resulting in an ownership interest of approximately 13% of Goldstrike.

First Quarter 2017 Summary Results

GAAP Net income attributable to Newmont stockholders from continuing operations was $69 million or $0.13 per share for the quarter, up $81 million from the prior quarter.

Adjusted net income of $133 million or $0.25 per diluted share for the quarter, up four percent from the prior quarter as higher gold production and favorable pricing were partially offset by higher CAS. The primary adjustments to net income include 10 cents per share net tax adjustments primarily related to valuation allowances on foreign tax credits and two cents per share related to restructuring and remediation activities.

Revenue rose 13 percent to $1.7 billion for the quarter primarily due to increased volumes and slightly higher pricing.

Average realized price6 for gold improved $29 to $1,221 per ounce for the quarter; average realized price for copper improved $0.65 to $2.68 per pound.

Attributable gold production increased nine percent to 1.23 million ounces for the quarter as new production from Merian and Long Canyon more than offset geotechnical issues at Carlin. Exceptional weather also affected operations in Australia and South America.

Gold CAS totaled $894 million for the quarter. Gold CAS per ounce rose one percent to $687 per ounce for the quarter due primarily to increased costs of processing lower grades. These impacts were partially offset by increased sales.

Gold AISC was in-line with the prior quarter at $900 per ounce on higher CAS, higher near-term sustaining capital and increased advanced projects and exploration expense.

Attributable copper production from Phoenix and Boddington was unchanged at 13,000 tonnes for the quarter. Copper CAS totaled $39 million for the quarter. Copper CAS improved 17 percent to $1.50 per pound for the quarter on changes to gold-copper cost allocation. Copper AISC improved 17 percent to $1.77 per pound for the quarter on improved unit CAS.

Capital expenditures7 decreased 36 percent from the prior year quarter to $180 million as growth projects including Merian and Long Canyon moved into commercial production.

Consolidated operating cash flow from continuing operations rose 141 percent from the prior year quarter to $379 million on increased sales and improved pricing. Free cash flow increased $322 million to $199 million for the quarter on improved sales, higher pricing and lower capital expenditures.

Balance sheet improved as Newmont ended the quarter with $2.9 billion cash on hand, a leverage ratio of 0.7x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. The Company is committed to maintaining an investment grade credit profile.

________________________________

6 Non-GAAP measure. See page 19 for reconciliation to Sales.
7 Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term projects are presented below. Funding for the Tanami Expansion Project, Subika Underground, and Ahafo Mill Expansion has been approved. The remaining projects represent incremental improvements to production and cost guidance.

  Tanami Expansion (Australia) includes a second decline in the mine and incremental capacity in the plant to increase profitable production and serve as a platform for future growth. The project is on track to reach commercial production mid-2017 and will maintain Tanami’s annual gold production at 425,000 to 475,000 ounces at AISC of between $700 and $750 per ounce for the first five years of production. Capital costs are estimated at between $100 and $120 million with expenditure of $30 to $50 million in 2017.
  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. First production is expected in the second half of 2017 with commercial production beginning in the second half of 2018. The expansion is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of $80 to $90 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resource. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $40 to $50 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020–2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and All-in sustaining cost is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.

  Quecher Main (South America) would add oxide production at Yanacocha, and serve as a bridge to development of Yanacocha’s considerable sulfide deposits. An investment decision is expected in the second half of 2017 with first production in 2019. Quecher extends the life of the Yanacocha operation to 2025 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). Capital costs for the project are estimated at between $275 and $325 million with expenditure of $5 to $10 million in 2017.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. An investment decision is expected in the second half of 2017 with first production in 2018. The expansion would add about 30,000 ounces per year for the first five years. Capital costs for the project are estimated at between $10 and $20 million.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its current assets and best growth prospects. Newmont does not include potential cost and efficiency improvements in its outlook beyond 2017, nor does it include development projects that have not yet been funded or reached the execution stage – both of which represent upside to guidance. Economic assumptions include $1,200 per ounce gold, $2.25 per pound copper, $55 per barrel WTI and $0.75 Australian dollar exchange rate. Outlook has been updated to include the Ahafo expansion projects. Newmont continues to review 2017 performance and will re-assess outlook with second quarter results.

Attributable gold production guidance is improved — Outlook for 2017 remains at between 4.9 and 5.4 million ounces as full year production at Merian and Long Canyon more than offsets declines at Twin Creeks and Yanacocha. Production guidance for 2018 and longer-term guidance improves to between 4.7 and 5.2 million ounces with production from the Ahafo expansions offsetting declines at maturing assets. Expansion projects at Yanacocha and Twin Creeks represent upside to both production and cost guidance.

  North America guidance is unchanged. Production guidance remains at between 2.0 and 2.2 million ounces in 2017 with a full year of operation at Long Canyon offsetting the impact of higher planned stripping at Twin Creeks. Guidance is unchanged at between 1.9 and 2.1 million ounces in 2018 and between 1.8 and 2.0 million ounces in 2019 due to planned stripping at Carlin and continued stripping at Twin Creeks. Both sites are expected to return to higher production levels in 2020.
  South America guidance is unchanged. Production guidance remains between 630,000 and 690,000 ounces in 2017 and between 625,000 and 725,000 ounces in 2018 as Merian increases production. Guidance remains at between 500,000 and 600,000 ounces in 2019 due to declining production at Yanacocha and higher stripping at Merian. Quecher Main at Yanacocha represents additional upside currently not captured in guidance. The Company continues to advance oxide and sulfide potential at Yanacocha.
  Australia guidance is unchanged. Production guidance for 2017 and 2018 remains at between 1.5 and 1.7 million ounces and between 1.4 and 1.6 million ounces for 2019 as Boddington stripping results in lower grades before returning to higher production levels in 2020. The Company is studying a further expansion at Tanami which represents additional upside not currently captured in guidance.

  Africa guidance is improved following the inclusion of the Subika Underground and Mill Expansion projects. Production guidance improves to between 725,000 and 785,000 ounces in 2017 and improves to between 750,000 and 850,000 ounces in 2018 as Subika Underground offsets depletion of softer ores and higher grade stockpiles at Akyem. Production is expected to further improve in 2019 to between 1.0 and 1.1 million ounces as Ahafo reaches higher grade ore in the Subika pit and the Ahafo Mill Expansion achieves commercial production.

Gold cost outlook is improved for 2019-2021 – CAS guidance remains unchanged at between $700 and $750 per ounce for 2017, between $700 and $800 per ounce for 2018 and between $650 and $750 per ounce for 2019-2021, before any portfolio improvements expected through the Full Potential program. AISC guidance for 2017 and 2018 is unchanged at between $940 and $1,000 per ounce and between $950 and $1,050 per ounce, respectively, excluding further cost and efficiency improvements. Longer-term AISC guidance is improved to between $870 and $970 per ounce as increased production from Ahafo – combined with ongoing productivity, cost and capital improvements – is expected to more than offset inflation and partially counter the effects of lower grades.

  North America cost guidance is unchanged. CAS per ounce guidance remains at between $705 and $755 in 2017 and between $750 and $850 in both 2018 and 2019. AISC per ounce guidance remains at between $905 and $980 in 2017, between $950 and $1,050 in 2018 and between $930 and $1,030 in 2019, as a result of planned stripping at Carlin combined with lower grades at Twin Creeks and CC&V.
  South America cost guidance is unchanged. CAS per ounce guidance remains at between $675 and $725 in 2017, between $650 and $750 in 2018 and between $575 and $675 in 2019. AISC per ounce guidance is unchanged at between $880 and $980 in 2017, between $850 and $950 in 2018 and between $810 and $910 in 2019. Costs decrease as lower cost production from Merian replaces higher cost production from Yanacocha. Yanacocha reaches higher grade ore in Tapado Oeste in 2019.
  Australia cost guidance is unchanged. CAS per ounce guidance remains at between $660 and $710 in 2017 and at between $675 and $775 in both 2018 and 2019. AISC per ounce guidance is unchanged at between $820 and $880 in 2017 and between $850 and $950 in both 2018 and 2019. Higher costs are due to lower grades as a result of stripping at Boddington, lower grades at Tanami, and treatment of additional lower grade stockpile ore at Kalgoorlie in 2019.
  Africa cost guidance for 2018 is improved following the inclusion of the Subika Underground and Mill Expansion projects. CAS per ounce guidance is unchanged at between $780 and $830 in 2017, between $800 and $900 in 2018 and between $475 and $575 in 2019. AISC per ounce guidance is unchanged in 2017 at between $950 and $1,010, improved in 2018 to between $960 and $1,060 and remains unchanged in 2019 at between $680 and $780 in 2019. Medium term costs increase due to Akyem processing harder, lower-grade ore, which is more than offset as the Subika Underground mine achieves production in 2018, and higher-grade ore is reached in the Subika open pit in 2019.

Copper — Together, Boddington and Phoenix are expected to produce between 40,000 and 60,000 tonnes of copper per year, unchanged from previous guidance. Overall cost guidance remains unchanged; CAS guidance remains at between $1.45 and $1.65 per pound and AISC guidance remains at between $1.85 and $2.05 per pound. Longer term cost guidance is unchanged; CAS guidance remains at between $1.50 and $1.90 per pound and AISC guidance remains at between $1.85 and $2.15 per pound.

Capital — Capital guidance for 2017 is increased to between $900 million and $1.1 billion, covering the remaining capital for the Northwest Exodus and Tanami Expansion projects and the initial capital for Subika Underground and the Ahafo Mill Expansion. Capital guidance for 2018 is increased to between $900 million and $1.0 billion and 2019 guidance is increased to between $630 million and $730 million. 2017 and longer-term sustaining capital outlook of between $600 and $700 million is unchanged from prior guidance. Newmont expects to reach development decisions on the Quecher Main and Twin Underground projects in the second half of this year. These projects are currently excluded from outlook.

Outlook[a]										Consolidated
										All-in			Consolidated
2017	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	935	–	1,000	935	–	1,000	795	–	845	1,030	–	1,090	195	–	215
Phoenix[c]	200	–	220	200	–	220	875	–	925	1,070	–	1,130	25	–	35
Twin Creeks[d]	350	–	380	350	–	380	600	–	650	715	–	765	30	–	40
CC&V	400	–	450	400	–	450	610	–	660	730	–	780	30	–	40
Long Canyon	130	–	170	130	–	170	445	–	495	470	–	520	10	–	20
Other North America													20	–	30
Total	2,040	–	2,200	2,040	–	2,200	705	–	755	905	–	980	290	–	370

South America
Yanacocha[e]	530	–	560	260	–	300	845	–	895	1,040	–	1,110	35	–	55
Merian[e]	470	–	520	350	–	390	500	–	540	560	–	610	85	–	125
Other South America
Total	1,000	–	1,080	630	–	690	675	–	725	880	–	980	120	–	175

Australia
Boddington	735	–	785	735	–	785	740	–	790	870	–	920	85	–	95
Tanami	405	–	480	405	–	480	575	–	645	785	–	855	110	–	120
Kalgoorlie[f]	375	–	425	375	–	425	585	–	635	665	–	715	15	–	25
Other Australia
Total	1,520	–	1,695	1,520	–	1,695	660	–	710	820	–	880	215	–	250

Africa
Ahafo	315	–	345	315	–	345	990	–	1,045	1,135	–	1,215	150	–	185
Akyem	405	–	435	405	–	435	625	–	665	745	–	795	30	–	40
Other Africa
Total	725	–	785	725	–	785	780	–	830	950	–	1,010	180	–	220

Corporate/Other													15	–	20
Total Gold[g]	5,275	–	5,770	4,890	–	5,370	700	–	750	940	–	1,000	900	–	1,050

Phoenix	10	–	20	10	–	20	1.50	–	1.70	1.95	–	2.15
Boddington	30	–	40	30	–	40	1.40	–	1.60	1.75	–	1.95
Total Copper	40	–	60	40	–	60	1.45	–	1.65	1.85	–	2.05
Consolidated Expense Outlook[h]
General & Administrative	$225	–	$250
Interest Expense	$210	–	$250
Depreciation and Amortization	$1,325	–	$1,425
Advanced Projects & Exploration	$325	–	$375
Sustaining Capital	$600	–	$700
Tax Rate	28%	–	34%

a2017 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2017 Outlook assumes $1,200/oz Au, $2.25/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved, (Quecher Main, Twin Underground). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.
bAll-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of the release.
cIncludes Lone Tree operations.
dIncludes TRJV operations.
eConsolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.
fBoth consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
gProduction outlook does not include equity production from stakes in TMAC (29.0%) or La Zanja (46.94%).
hConsolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

	Three Months Ended March 31,
Operating Results	2017	2016	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,202	1,098	9%
Attributable copper tonnes sold	12	11	9%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,221	$1,192	2%
Average realized copper price	$2.68	$2.03	32%

Attributable Production (koz, kt)
North America	504	456	11%
South America	150	92	63%
Australia	360	386	(7)%
Africa	220	202	9%
Total Gold	1,234	1,136	9%

North America	4	5	(20)%
Australia	9	8	13%
Total Copper	13	13	—%

CAS Consolidated ($/oz, $/lb)
North America	$760	$733	4%
South America	652	717	(9)%
Australia	651	668	(3)%
Africa	624	556	12%
Total Gold	$687	$680	1%
Total Gold (by-product)	$663	$675	(2)%

North America	$1.80	$2.13	(15)%
Australia	1.31	1.58	(17)%
Total Copper	$1.50	$1.80	(17)%

AISC Consolidated ($/oz, $/lb)
North America	$952	$876	9%
South America	852	1,006	(15)%
Australia	776	790	(2)%
Africa	751	698	8%
Total Gold	$900	$889	1%
Total Gold (by-product)	$881	$890	(1)%

North America	$2.10	$2.50	(16)%
Australia	1.56	1.87	(16)%
Total Copper	$1.77	$2.12	(17)%

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2017	2016

Sales	$1,659	$1,462

Costs and expenses
Costs applicable to sales (1)	933	851
Depreciation and amortization	293	276
Reclamation and remediation	30	21
Exploration	36	30
Advanced projects, research and development	26	27
General and administrative	55	53
Other expense, net	17	18
	1,390	1,276
Other income (expense)
Other income, net	(9)	96
Interest expense, net	(67)	(74)
	(76)	22
Income (loss) before income and mining tax and other items	193	208
Income and mining tax benefit (expense)	(110)	(227)
Equity income (loss) of affiliates	(2)	(5)
Net income (loss) from continuing operations	81	(24)
Net income (loss) from discontinued operations	(23)	159
Net income (loss)	58	135
Net loss (income) attributable to noncontrolling interests
Continuing operations	(12)	12
Discontinued operations	—	(95)
	(12)	(83)
Net income (loss) attributable to Newmont stockholders	$46	$52

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$69	$(12)
Discontinued operations	(23)	64
	$46	$52
Net income (loss) per common share
Basic:
Continuing operations	$0.13	$(0.02)
Discontinued operations	(0.04)	0.12
	$0.09	$0.10
Diluted:
Continuing operations	$0.13	$(0.02)
Discontinued operations	(0.04)	0.12
	$0.09	$0.10

Cash dividends declared per common share	$0.050	$0.025

(1) Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended
	March 31,
	2017	2016
Operating activities:
Net income (loss)	$58	$135
Adjustments:
Depreciation and amortization	293	276
Stock-based compensation	16	16
Reclamation and remediation	29	20
Loss (income) from discontinued operations	23	(159)
Deferred income taxes	56	138
Gain on asset and investment sales, net	(2)	(104)
Other operating adjustments and inventory write-downs	81	92
Net change in operating assets and liabilities	(175)	(257)
Net cash provided by (used in) operating activities of continuing operations	379	157
Net cash provided by (used in) operating activities of discontinued operations (1)	(6)	369
Net cash provided by (used in) operating activities	373	526
Investing activities:
Additions to property, plant and mine development	(180)	(280)
Proceeds from sales of investments	19	184
Proceeds from sales of other assets	2	6
Acquisitions, net	(2)	—
Other	1	(4)
Net cash provided by (used in) investing activities of continuing operations	(160)	(94)
Net cash provided by (used in) investing activities of discontinued operations	—	(17)
Net cash provided by (used in) investing activities	(160)	(111)
Financing activities:
Dividends paid to common stockholders	(27)	(13)
Distributions to noncontrolling interests	(32)	—
Funding from noncontrolling interests	21	12
Payments for withholding of employee taxes related to stock-based compensation	(13)	(4)
Repayment of debt	(1)	(499)
Dividends paid to noncontrolling interests	—	(146)
Other	—	1
Net cash provided by (used in) financing activities of continuing operations	(52)	(649)
Net cash provided by (used in) financing activities of discontinued operations	—	(93)
Net cash provided by (used in) financing activities	(52)	(742)
Effect of exchange rate changes on cash	2	6
Net change in cash and cash equivalents	163	(321)
Less net cash provided by (used in) Batu Hijau discontinued operations	—	261
	163	(582)
Cash and cash equivalents at beginning of period	2,756	2,363
Cash and cash equivalents at end of period	$2,919	$1,781
(1)

Net cash provided by (used in) operating activities of discontinued operations includes $(3) related to closing costs for the sale of Batu Hijau that were paid in 2017 and $(3) and $(2) related to the Holt property royalty, all of which were paid out of cash and cash equivalents held for use for the three months ended March 31, 2017 and 2016, respectively. For additional information regarding our discontinued operations, including cash flows from Batu Hijau, see Note 3 to the Company’s Condensed Consolidated Financial Statements.

NEWMONT MINING CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At March 31,	At December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$2,919	$2,756
Trade receivables	102	127
Other accounts receivables	183	216
Investments	51	56
Inventories	666	617
Stockpiles and ore on leach pads	772	763
Other current assets	145	142
Current assets	4,838	4,677
Property, plant and mine development, net	12,378	12,485
Investments	208	227
Stockpiles and ore on leach pads	1,817	1,864
Deferred income tax assets	1,285	1,331
Other non-current assets	443	447
Total assets	$20,969	$21,031

LIABILITIES
Debt	$572	$566
Accounts payable	305	320
Employee-related benefits	194	304
Income and mining taxes payable	162	153
Other current liabilities	332	407
Current liabilities	1,565	1,750
Debt	4,049	4,049
Reclamation and remediation liabilities	2,044	2,029
Deferred income tax liabilities	607	592
Employee-related benefits	427	411
Other non-current liabilities	361	326
Total liabilities	9,053	9,157

EQUITY
Common stock	853	849
Additional paid-in capital	9,489	9,490
Accumulated other comprehensive income (loss)	(322)	(334)
Retained earnings	735	716
Newmont stockholders' equity	10,755	10,721
Noncontrolling interests	1,161	1,153
Total equity	11,916	11,874
Total liabilities and equity	$20,969	$21,031

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 3 to the Company’s Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is generally calculated using the Company’s statutory effective tax rate of 35%. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended
	March 31,
	2017	2016
Net income (loss) attributable to Newmont stockholders	$46	$52
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	23	(64)
Net income (loss) attributable to Newmont stockholders from continuing operations	69	(12)
Restructuring and other, net (2)	6	12
Remediation charges (3)	3	—
Impairment of long-lived assets, net (4)	2	—
Acquisition costs (5)	2	—
Loss (gain) on asset and investment sales (6)	(2)	(104)
Loss on debt repayment (7)	—	3
Tax effect of adjustments (8)	(4)	(6)
Valuation allowance and other tax adjustments (9)	57	236
Adjusted net income (loss)	$133	$129

Net income (loss) per share, basic	$0.09	$0.10
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.04	(0.12)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.13	(0.02)
Restructuring and other, net	0.01	0.02
Remediation charges	0.01	—
Impairment of long-lived assets, net	—	—
Acquisition costs	—	—
Loss (gain) on asset and investment sales	—	(0.20)
Loss on debt repayment	—	0.01
Tax effect of adjustments	(0.01)	(0.01)
Valuation allowance and other tax adjustments	0.11	0.44
Adjusted net income (loss) per share, basic	$0.25	$0.24

Net income (loss) per share, diluted	$0.09	$0.10
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.04	(0.12)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.13	(0.02)
Restructuring and other, net	0.01	0.02
Remediation charges	0.01	—
Impairment of long-lived assets, net	—	—
Acquisition costs	—	—
Loss (gain) on asset and investment sales	—	(0.20)
Loss on debt repayment	—	0.01
Tax effect of adjustments	(0.01)	(0.01)
Valuation allowance and other tax adjustments	0.11	0.44
Adjusted net income (loss) per share, diluted	$0.25	$0.24

Weighted average common shares (millions):
Basic	532	530
Diluted	533	531

(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(13) and $(11), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $- and $97, respectively, and amounts attributed to noncontrolling interest income (expense) of $- and $95, respectively. Amounts are presented net of tax expense (benefit) in order to conform to our Condensed Consolidated Statements of Operations, as required under U.S. GAAP. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015. Amounts are presented net of amounts attributed to noncontrolling interest income (expense) of $(1) and $(1), respectively.

(3)	Remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(4)

Impairment of long-lived assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of amounts attributed to noncontrolling interest income (expense) of $(1) and $-, respectively.

(5)	Acquisition costs, included in Other expense, net, represent adjustments in 2017 to the contingent consideration liability from the acquisition of Boddington.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis in the first quarter of 2016 and other gains or losses on asset sales.
(7)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016.
(8)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the Company's statutory tax rate of 35%.

(9)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. The adjustment in 2017 is due to increases in tax credit carryovers subject to valuation allowance of $67, partially offset by other tax adjustments of $10. The adjustment in 2016 is due to a tax restructuring of $174, increases to valuation allowance on tax credit carryovers of $57 and other tax adjustments of $5.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended
	March 31,
	2017	2016
Net income (loss) attributable to Newmont stockholders	$46	$52
Net income (loss) attributable to noncontrolling interests	12	83
Net loss (income) from discontinued operations (1)	23	(159)
Equity loss (income) of affiliates	2	5
Income and mining tax expense (benefit)	110	227
Depreciation and amortization	293	276
Interest expense, net	67	74
EBITDA	$553	$558
Adjustments:
Restructuring and other (2)	$7	$13
Remediation charges (3)	3	—
Impairment of long-lived assets (4)	3	—
Acquisition costs (5)	2	—
Loss (gain) on asset and investment sales (6)	(2)	(104)
Loss on debt repayment (7)	—	3
Adjusted EBITDA	$566	$470
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(13) and $(11), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $- and $97, respectively. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015.

(3)	Remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(4)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(5)	Acquisition costs, included in Other expense, net, represent adjustments in 2017 to the contingent consideration liability from the acquisition of Boddington.
(6)	Loss (gain) on asset and investment sales, included in Other income, net, primarily represents the sale of our holdings in Regis in the first quarter of 2016 and other gains or losses on asset sales.
(7)	Loss on debt repayment, included in Other income, net, represents the impact of the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by (used in) operating activities	$373	$526
Less: Net cash used in (provided by) operating activities of discontinued operations	6	(369)
Net cash provided by (used in) operating activities of continuing operations	379	157
Less: Additions to property, plant and mine development	(180)	(280)
Free Cash Flow	$199	$(123)

Net cash provided by (used in) investing activities (1)	$(160)	$(111)
Net cash provided by (used in) financing activities	$(52)	$(742)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended
	March 31,
	2017	2016
Costs applicable to sales (1)	$894	$806
Gold sold (thousand ounces)	1,301	1,185
Costs applicable to sales per ounce	$687	$680

(1) Includes by-product credits of $10 and $9 during the three months ended March 31, 2017 and 2016, respectively.

Costs applicable to sales per pound

	Three Months Ended
	March 31,
	2017	2016
Costs applicable to sales (1)	$39	$45
Copper sold (million pounds)	26	25
Costs applicable to sales per pound	$1.50	$1.80

(1) Includes by-product credits of $1 and $1 during the three months ended March 31, 2017 and 2016, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. Includes administrative costs to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$193	$1	$3	$1	$—	$—	$47	$245	208	$1,178
Phoenix	43	1	1	—	—	3	3	51	44	1,159
Twin Creeks	47	1	2	1	—	—	7	58	77	753
Long Canyon	12	—	—	—	—	—	1	13	32	406
CC&V	70	1	4	—	—	—	4	79	119	664
Other North America	—	—	8	—	1	—	2	11	—	—
North America	365	4	18	2	1	3	64	457	480	952

Yanacocha	119	13	2	1	—	—	12	147	148	993
Merian	48	—	4	—	—	—	4	56	108	519
Other South America	—	—	12	3	—	—	—	15	—	—
South America	167	13	18	4	—	—	16	218	256	852

Boddington	122	1	—	—	—	4	14	141	184	766
Tanami	50	1	—	—	—	—	10	61	76	803
Kalgoorlie	52	1	2	—	—	—	4	59	84	702
Other Australia	—	—	4	2	—	—	—	6	—	—
Australia	224	3	6	2	—	4	28	267	344	776

Ahafo	76	2	2	—	—	—	7	87	94	926
Akyem	62	3	—	—	—	—	7	72	127	567
Other Africa	—	—	6	1	—	—	—	7	—	—
Africa	138	5	8	1	—	—	14	166	221	751

Corporate and Other	—	—	12	46	4	—	1	63	—	—
Total Gold	$894	$25	$62	$55	$5	$7	$123	$1,171	1,301	$900

Copper
Phoenix	$18	$1	$—	$—	$—	$1	$1	$21	10	$2.10
Boddington	21	—	—	—	—	2	2	25	16	1.56
Total Copper	$39	$1	$—	$—	$—	$3	$3	$46	26	$1.77

Consolidated	$933	$26	$62	$55	$5	$10	$126	$1,217
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $11.
(3)	Includes stockpile and leach pad inventory adjustments of $18 at Carlin, $13 at Ahafo, $6 at Yanacocha and $3 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $21 and amortization of asset retirement costs of $5.
(5)

Advanced projects, research and development and Exploration of $5 at Long Canyon, $4 at Ahafo, $3 at Tanami, $2 at Yanacocha and $1 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $7, impairment charges of $3 and acquisition costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $54. The following are major development projects: Long Canyon, Merian, Tanami expansions, Subika and Ahafo mill expansion.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
March 31, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$189	$1	$3	$1	$—	$—	$32	$226	208	$1,087
Phoenix	49	1	—	—	—	3	2	55	53	1,038
Twin Creeks	60	1	2	—	—	—	6	69	136	507
Long Canyon	—	—	—	—	—	—	—	—	—	—
CC&V	33	1	3	—	—	—	—	37	55	673
Other North America	—	—	7	—	2	—	—	9	—	—
North America	331	4	15	1	2	3	40	396	452	876

Yanacocha	128	14	9	3	1	—	14	169	179	944
Merian	—	—	—	—	—	—	—	—	—	—
Other South America	—	—	9	2	—	—	—	11	—	—
South America	128	14	18	5	1	—	14	180	179	1,006

Boddington	111	1	—	—	—	4	9	125	163	767
Tanami	59	1	3	—	—	—	14	77	101	762
Kalgoorlie	65	1	1	—	—	1	3	71	88	807
Other Australia	—	—	1	3	1	—	—	5	—	—
Australia	235	3	5	3	1	5	26	278	352	790

Ahafo	57	2	5	—	—	—	10	74	87	851
Akyem	55	2	1	—	—	—	7	65	115	565
Other Africa	—	—	1	1	—	—	—	2	—	—
Africa	112	4	7	1	—	—	17	141	202	698

Corporate and Other	—	—	12	43	1	—	2	58	—	—
Total Gold	$806	$25	$57	$53	$5	$8	$99	$1,053	1,185	$889

Copper
Phoenix	$22	$1	$—	$—	$—	$1	$1	$25	10	$2.50
Boddington	23	—	—	—	—	3	2	28	15	1.87
Total Copper	$45	$1	$—	$—	$—	$4	$3	$53	25	$2.12

Consolidated	$851	$26	$57	$53	$5	$12	$102	$1,106
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $10.
(3)	Includes stockpile and leach pad inventory adjustments of $28 at Yanacocha, $20 at Carlin and $2 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $16 and amortization of asset retirement costs of $10.
(5)	Advanced projects, research and development and Exploration of $6 at Long Canyon and $3 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring and other costs of $13.
(7)	Excludes development capital expenditures, capitalized interest and the increase in accrued capital totaling $178. The following are major development projects: Merian, Long Canyon, and the CC&V and Tanami expansions.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2017 Gold AISC outlook range to the 2017 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2017 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales (1)(2)	$3,835	$4,185
Reclamation Costs (3)	110	130
Advanced Projects and Exploration	325	375
General and Administrative	225	250
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital (4)	600	700
All-in Sustaining Costs (5)	$5,125	$5,630
Ounces (000) Sold	5,275	5,770
All-in Sustaining Costs per oz (5)	$940	$1,000
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2017 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended
	March 31,
	2017	2016
Sales	$1,659	$1,462
Consolidated copper sales, net	(71)	(51)
Consolidated gold sales, net	$1,588	$1,411

Consolidated gold sales:
Gross before provisional pricing	$1,587	$1,403
Provisional pricing mark-to-market	8	16
Gross after provisional pricing	1,595	1,419
Treatment and refining charges	(7)	(8)
Net	$1,588	$1,411
Consolidated gold ounces sold (thousands)	1,301	1,185
Average realized gold price (per ounce):
Gross before provisional pricing	$1,220	$1,185
Provisional pricing mark-to-market	6	14
Gross after provisional pricing	1,226	1,199
Treatment and refining charges	(5)	(7)
Net	$1,221	$1,192

	Three Months Ended
	March 31,
	2017	2016
Sales	$1,659	$1,462
Consolidated gold sales, net	(1,588)	(1,411)
Consolidated copper sales, net	$71	$51

Consolidated copper sales:
Gross before provisional pricing	$70	$53
Provisional pricing mark-to-market	4	2
Gross after provisional pricing	74	55
Treatment and refining charges	(3)	(4)
Net	$71	$51
Consolidated copper pounds sold (millions)	26	25
Average realized copper price (per pound):
Gross before provisional pricing	$2.65	$2.14
Provisional pricing mark-to-market	0.15	0.04
Gross after provisional pricing	2.80	2.18
Treatment and refining charges	(0.12)	(0.15)
Net	$2.68	$2.03

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended March 31,
	2017	2016
Consolidated gold sales, net	$1,588	$1,411
Consolidated copper sales, net	71	51
Sales	$1,659	$1,462

Costs applicable to sales	$933	$851
Less: Consolidated copper sales, net	(71)	(51)
By-Product costs applicable to sales	$862	$800
Gold sold (thousand ounces)	1,301	1,185
Total Gold CAS per ounce (by-product)	$663	$675

Total AISC	$1,217	$1,106
Less: Consolidated copper sales, net	(71)	(51)
By-Product AISC	$1,146	$1,055
Gold sold (thousand ounces)	1,301	1,185
Total Gold AISC per ounce (by-product)	$881	$890

Conference Call Information

A conference call will be held on Tuesday, April 25, 2017 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	866.270.1533
Intl Dial-In Number	412.317.0797
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10103349

Webcast Details

URL: http://event.on24.com/wcc/r/1327390/CA98E331B59A8AE49DF131AA50B4DB7A

The first quarter 2017 results will be available after the market closes on Monday, April 24, 2017 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Investors are reminded to refer to the Investor Briefcase on www.newmont.com which contains operating statistics, MD&A and other relevant financial information

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments; and (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans, including without limitation receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Annual Report on Form 10-K, filed on February 21, 2017, with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about April 24, 2017 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contact
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contact
Omar Jabara, 303-837-5114
omar.jabara@newmont.com